DocuSign Envelope ID: 0D52B3D4-A3F2-440F-9690-3EBC79507988

chargepoint
ChargePoint, Inc.
254 East Hacienda Avenue | Campbell, CA 95008 USA
+1.408.841.4500 or US toll-free +1.877.370.3802

Exhibit 10.2

November 2, 2018

Mansi Khetani
mansi.khetani@gmail.com

Dear Mansi,

On behalf of ChargePoint, Inc. (the "Company"), I am pleased to offer you the full-time position of Vice President of Financial Planning & Analysis reporting to the Chief Financial Officer. It is expected that you will be working out of our Campbell headquarters office unless traveling on company business. As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto. If, after careful review, the terms discussed below and in the attachments hereto are acceptable to you, please sign this confirmation letter and the attached Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Agreement to Arbitrate where indicated and return them to us.

1. Compensation.

a. Salary. You will be paid a salary of $235,000.00 per year, paid on a semi-monthly basis, less applicable withholdings and deductions. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company's standard policies and procedures.

b. Bonus. In addition, you will be eligible for a bonus for each fiscal year of the Company. The bonus program is based upon the Company's execution relative to our Annual Operating Plan (AOP) and progress towards achievement of our annual corporate goals. Your target bonus will be equal to 25% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company's Board of Directors with respect to your bonus will be final and binding.

c. Incentive Stock Plan. Subject to approval by the Company's Board of Directors, you will be granted an option to purchase approximately 130,000 stock options (the "Options") pursuant to the Company's 2017 Stock Incentive Plan (the "Plan"). Such grant of stock options shall be subject to the vesting restrictions and other terms and conditions of the Notice of Stock Option Award and Stock Option Agreement to be entered into between you and the Company and the Plan.

d. Flexible Time Away, Holidays and Sick-Leave. As a full-time employee, you will be eligible for flexible time away in accordance with the Company's standard policies and procedures. Holidays and sick-leave will likewise be provided in accordance with the Company's standard policies and procedures.

e. Benefits. As a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company. The eligibility criteria and

1 | Page *Mansi Khetani - Offer of Employment - November 2018*

DocuSign Envelope ID: 0D52B3D4-A3F2-440F-9690-3EBC79507988

chargepoint
ChargePoint, Inc.
254 East Hacienda Avenue | Campbell, CA 95008 USA
+1.408.841.4500 or US toll-free +1.877.370.3802

amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan as it may be amended from time to time.

2. Immigration Documentation. This offer is subject to your submission of an I-9 form on your first day of employment and satisfactory documentation respecting your identification and right to work in the United States on that same day.

3. At-Will Employment. Your employment with the Company is "at-will." This means that your employment with the Company is not for a specific term, and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without cause and with or without notice. Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer.

Your acceptance of this offer is contingent upon your execution of the Company's Acknowledgement of At-Will Employment, a copy of which is attached hereto as Exhibit A for your execution. This offer letter and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the "at-will" nature of your employment, and can only be modified by written agreement signed by you and the President or CEO of the Company.

4. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon your execution of the Company's Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

5. Non-Compete and Outside Activities. As more fully set forth in the Company's Proprietary Information and Inventions Agreement, attached hereto as Exhibit B, you agree that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company.

6. Arbitration. Your acceptance of this offer is contingent upon your execution of the Company's Agreement to Arbitrate, a copy of which is attached hereto as Exhibit C for your execution.

As more fully set forth in the Agreement to Arbitrate, both you and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

7. Company Rules. As an employee of the Company, you will be expected to abide by the Company's rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company's Employee Handbook, which the Company will distribute.

8. Integrated Agreement. This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement may only be changed by writing, signed by you and an authorized representative of the Company.

9. Severability. If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

2 | Page *Mansi Khetani - Offer of Employment - November 2018*

DocuSign Envelope ID: 0D52B3D4-A3F2-440F-9690-3EBC79507988

chargepoint
ChargePoint, Inc.
254 East Hacienda Avenue | Campbell, CA 95008 USA
+1.408.841.4500 or US toll-free +1.877.370.3802

10. Background and Reference Check. This offer is contingent upon a successful background check and as well as reference checks with positive results.

If you wish to accept employment at the Company under the terms set out above and in the enclosed Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Agreement to Arbitrate, please sign and date this letter and the enclosed documents, and return them to me. If you accept our offer, your first day of employment will be on or before December 4, 2018.

This offer will terminate if not accepted by you on or before November 9, 2018. Mansi, we look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

DocuSigned by:
Kelly M. Adamkiewicz
5DC8312FAD6D442...

11/2/2018 | 12:22 PM PDT

Kelly M. Adamkiewicz
Director, Talent Acquisition & Engagement

Approved and Accepted:

DocuSigned by:
Mansi Khetani
BC0BDF755C66427...

11/7/2018 | 9:16 PM PST

Mansi Khetani

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